Exhibit 99.1

EXCO RESOURCES SPECIAL BOARD COMMITTEE ENTERS INTO

NEW, EXTENDED STANDSTILL AGREEMENT WITH WL ROSS & CO.

Dallas, TX, July 27, 2011 (BUSINESS WIRE) – The Special Committee of the Board of Directors of EXCO Resources, Inc. (NYSE: XCO) today announced that the Special Committee and the Company have entered into a new, extended standstill agreement with WL Ross & Co. LLC. The new standstill agreement replaces and supersedes the confidentiality and standstill agreement entered into with WL Ross on February 3, 2011 as part of the Special Committee’s strategic review process. As previously announced, the Special Committee concluded the strategic review process on July 8, 2011.

The new standstill agreement with WL Ross increases the percentage of EXCO’s outstanding common shares that WL Ross can beneficially own to 20% from the approximately 10% effectively allowed under the original confidentiality agreement. The new standstill agreement with WL Ross protects the interests of EXCO’s public shareholders by extending the standstill agreement until February 3, 2013. The original agreement with WL Ross was scheduled to expire on May 3, 2012. The new standstill agreement requires WL Ross and its affiliates to remain passive investors and prohibits them from engaging in certain activities, including the following:

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Entering into any agreement, arrangement or understanding, or joining any group, with any third party for the purpose of acquiring, holding, voting or disposing of EXCO’s equity securities or to otherwise act in concert with respect to EXCO’s equity securities

•	Acquiring any derivative securities that would increase their economic or voting interest in EXCO above the 20% limit described above

•	Making any public offer to acquire control of EXCO

•	Soliciting proxies in connection with any offer to acquire control of EXCO or for any director nominee other than the Company’s nominees

•	Making any public shareholder proposal with respect to EXCO

•	Advising, assisting, encouraging or providing financing to any other person or group undertaking or seeking to undertake any of the foregoing actions

The Special Committee or the Company may, from time to time, enter into similar extended standstill agreements with other parties who participated in the strategic review process.

About EXCO Resources, Inc.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia and West Texas.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. Neither EXCO nor the Special Committee undertakes any obligation to publicly update or revise any forward-looking statements.

SOURCE: EXCO Resources, Inc.

Sard Verbinnen & Co.

George Sard/Andrew Cole/Lesley Bogdanow

(212) 687-8080

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